Exhibit 4.4

CONTRACT FOR THE SALE OF SHARES IN
ELECTRA DE VIESGO, S.L.

BETWEEN

ENEL S.P.A.

Y

ENDESA GENERACIÓN, S.A.

ENDESA DISTRIBUCIÓN, S.A.

ENDESA, S.A.

September 19, 2001

SHARE PURCHASE AGREEMENT

September 19, 2001

PARTY OF THE FIRST PART,

ENDESA, S.A., a Spanish company, with head offices in Madrid, at 187 calle Principe de Vergara, Tax Identification Number A-28023430, registered in the Madrid Mercantile Register, in general volume number 736, folio 196, page number 434, entry No. 18, represented in this matter by Mr. Rafael Miranda Robredo, current National Identity Card No. 13.045.173-X, in his capacity as Legal Representative, as shown in the public document authorized by Madrid Notary, Mr. Santiago Rubio Liniers, dated April 10, 2001, entered as number 855 in his official records.

ENDESA GENERACIÓN, S.A., a Sole Proprietorship, registered in Spain, with head offices in Madrid, at 187 calle Principe de Vergara, Tax Identification Number A-82434697, registered in the Madrid Mercantile Register, in volume 14535, folio 1, page number M 240618, represented in this matter by Mr. Rafael Miranda Robredo, current National Identity Card No. 13.045.173-X, given special powers to act in this matter, as shown in the public document authorized by Madrid Notary, Mr. Santiago Rubio Liniers, dated September 17, 2001, entered as number 1,794 in his official records.

ENDESA DISTRIBUCIÓN, S.A., a Sole Proprietorship, registered in Spain, with head offices in Madrid, at 187 calle Principe de Vergara, Tax Identification Number A-82434663, registered in the Madrid Mercantile Register, in volume 14534, folio 1, page number  240617, represented in this matter by Mr. Rafael Miranda Robredo, current National Identity Card No. 13.045.173-X, given special powers to act in this matter, as shown in the public document authorized by Madrid Notary, Mr. Santiago Rubio Liniers, dated September 17, 2001, entered as number 1,795 in his official records

Hereinafter, ENDESA GENERACIÓN, S.A. and ENDESA DISTRIBUCIÓN, S.A. shall be jointly called the “Sellers.”

AND PARTY OF THE SECOND PART,

ENEL S.p.A. with head offices at 137, Viale Regina Margherita, Rome, Italy, incorporated pursuant to Italian laws, and recorded in the Rome Business Register,  assigned Tax Code No. 00811720580, REA number 756032 (hereinafter the “Buyer,”) represented in this matter by Mr. Francesco Tatò, holder of current Italian passport number 719274K, in his capacity as Legal Representative, expressly authorized to act in this matter by a power of attorney issued on August 1, 2001, before Roman Notary Dr. Matilde Atlante.

Together the Sellers and the Buyer shall be jointly called the “Parties” and individually the “Party.”

The Parties state that they acknowledge each other’s capacity to commit themselves to the terms of this Agreement (hereinafter the “Contract”) and

STATE

I.                                         That Endesa Generación, S.A. is a company involved in the business of generating electrical power in Spain (hereinafter “Endesa Generación”) and Endesa Distribución, S.A. is a company indirectly involved, through its holdings in other companies, in the business of distributing electrical power in Spain (hereinafter “Endesa Distribución.”) Both companies have initiated a process for the sale of a group of companies called the Grupo Viesgo, to be defined below, which has concentrated part of the electricity generation business on the one hand, and distribution of electrical power on the other, involving Endesa Generación and Endesa Distribución respectively.

II.                                     “Electra de Viesgo I, S.A. Sole Proprietorship” (hereinafter Viesgo Distribución), is a limited liability company with shareholder capital of € 63,106,270.96  divided into 10,500,000 shares with a par value of € 6.010121 each, incorporated by a public document issued on December 23, 1998, before Burgos Bar Association Attorney Mr. José María de Prada Díez, entered as number 4,130 in his official records, and recorded in the Cantabria Mercantile Register on January 18, 1999, in volume 667, folio 143, section 8, in book 0, page number S-9601, entry number 1. Its Tax Identification No. is A-39450093. Prior to the transfer described in Point V, Endesa Distribución was holder of the 10,500,000 shares with a par value of € 6.010121 each, representing one hundred percent of Viesgo Distribución’s shareholder capital.

III.                                 On June 30, 2001, in a public document issued before Madrid Notary, Santiago Rubio Liniers, entry number 1,323 in his official records, Endesa Generación created a limited liability company called “Viesgo Generación, S.L.” with corporate offices in Santander, at 12 calle Medio, recorded in the Cantabria Mercantile Register in volume 737, folio 91, page number S-12183, entry number 1, Tax Identification Number B39507926, by a non-cash business transfer made up of the assets and liabilities listed in the said document (this new company is hereinafter called “Viesgo Generación.”) Endesa Generación received 430,137,183 company shares with a par value of € 1 each, representing 100% of Viesgo Generación’s shareholder capital, with a transfer premium of € 1 for each share, as compensation for the non-cash business transfer described above.

IV.                                In a public document issued before Madrid Notary, Mr. Santiago Rubio Liniers on June 30, 2001, entry number 1,324 in his official records, Endesa Distribución created a new limited liability company called “Electra de Viesgo, S.L.” with corporate offices in Santander, at 12 Calle Medio, recorded in the Cantabria Mercantile Register in volume 737, folio 81, page S-12182, entry number 1, Tax Identificaton Number B39507934 (hereinafter the “Company,”) with a cash subscription of 3,010 corporate shares with a par value of € 1 each.

V.                                    To create Grupo Viesgo, the parent company of which is the Company, the Sellers transferred their respective holdings in Viesgo Generación and Viesgo Distribución to the Company as follows:

•                                Endesa Distribución transferred one hundred percent of its holdings in Viesgo Distribución to the Company, and as compensation for this non-cash transfer, it received a total of 148,611,922 shares, representing 25.68% of the Company’s shareholder capital, each with a par value of €1, with a transfer premium of € 1 each.  This transfer was recorded in a public document before Madrid Notary Mr. Santiago Rubio Liniers on July 27, 2001, entry number 1,575 in his official records.

•                                For its part, Endesa Generación transferred one hundred percent of its holdings in Viesgo Generación to the Company, and as compensation for this non-cash transfer, it received a total of 430,137,183 shares, representing 74.32% of the Company’s shareholder capital, each with a par value of € 1, with a transfer premium of € 1 each. This transfer was recorded in a public document before Madrid Notary Mr. Santiago Rubio Liniers on July 27, 2001, entry number 1,575 in his official records.

As a result of the foregoing, the Company holds all the shareholder capital and shares, representing one hundred percent of the shareholder capital of Viesgo Generación and Viesgo Distribución.

Hereinafter, all the 578,752,115 company shares, each with a par value of € 1, representing one hundred percent of the Company’s shareholder capital, owned by Endesa Distribución and Endesa Generación, shall be called the “Shares.”

For the purposes of this Agreement, Grupo Viesgo shall be understood to mean the group of companies, of which the main company is the Company, made up of the following companies:

•             The Company, which holds 100% of the shares and holdings making up the shareholder capital of Viesgo Distribución and Viesgo Generación respectively;

•             Viesgo Generación;

•             Viesgo Distribución which holds shares representing 54.9339% of Barras Eléctricas Galaicoasturianas, S.A.

•             Barras Eléctricas Galaicoasturianas, S.A. (hereinafter “Begasa”) which holds 100% of the shares making up the shareholder capital of Barras Eléctricas de Generación, S.L.; and

•             Barras Eléctricas de Generación, S.L. (hereinafter “Barras Generación.”)

VI.                      The Buyer participated in the sale process for Grupo Viesgo, and presented the appropriate purchase offer, after examining and analyzing, either directly or through its advisors, the information provided to it on the Grupo Viesgo by the Sellers, directly or through their advisors.

VII.                   The Buyer is a company of recognized reputation, and belongs to a group including companies with wide experience in the electricity sector, with knowledge of the electricity generating and distribution business in Spain, including knowledge of Spanish and Community regulatory requirements of all kinds.

VIII.               In view of the foregoing, the Sellers wish to sell and transfer to the Buyer, who wishes to buy and acquire, Grupo Viesgo, for which purpose both parties are signing this SHARE PURCHASE AGREEMENT (hereinafter the “Agreement”) for Electra Viesgo, S.L. pursuant to the following

CLAUSES

1.                            DEFINITIONS

Without prejudice to the fact that particular expressions are defined throughout the Agreement, they are also repeated in Appendix I, said Appendix I forming an integral part of this Agreement.

2.                            SHARE PURCHASE

Subject to the terms and conditions of this Agreement, and particularly in fulfillment of the conditions precedent referred to in Clause 3, the Buyer buys the Shares from the Sellers, who sell them, free of charges, liens, options or restrictions of any kind.  The execution of the transfer of the shares and the payment of the price shall be carried out on the Closing Date under the terms of this Agreement.

3.                            CONDITIONS PRECEDENT

3.1                     The purchase and therefore the transfer of the Shares covered by this Agreement is subject to fulfillment of the following conditions precedent (hereinafter the “Conditions precedent”):

3.1.1.                              Receiving administrative authorization from the Under-Secretariat of the Economy of the Ministry of the Economy, or any competent agency in the future, for the sale to the Buyer of the Shares, pursuant to the provisions of Law 5/1995, dated March 23, including legal regulations for the transfer of public shares in particular companies, in its execution regulations, and Royal Decree 929/1998, dated May 14, in application of the prior administrative authorization regulations to Endesa, S.A., and particular companies in its group.

3.1.2.                              If this transaction has to be reported to the applicable authorities of the European Union, the declaration that the concentration operation being reported is compatible with the common market, pursuant to the provisions of Regulation EEC 4064/89, by the Council, on December 21, 1989 (hereinafter Regulation EEC 4064/89”) shall be a condition precedent.

(i)                 The condition precedent stipulated in this clause 3.1.2 shall be understood as met if the European Commission has taken a decision pursuant to letters a) or b) of Article 6.1 of Regulation EEC 4064/89.

(ii)              If the European Commission adopts a decision pursuant to letter c) of Article 6.1 of Regulation EEC 4064/89, declaring that the concentration operation being reported falls within the scope of application of above-mentioned Regulations, and that it has serious questions regarding its compatibility with the common market, the Parties agree to fulfill all conditions which may be necessary for the European Commission to declare that the operation is compatible with the common market within the scope of the provisions of point 1.bis of Article 6 of Regulation EEC 4064/89, or point 2 of Article 8 of the same Regulation, without prejudice to the provisions of clause 3.4 below.  In this case, the condition precedent set forth in this clause 3.1.2 shall be taken as met if the European Commission declares that the modified operation is compatible with the common market pursuant to the foregoing.

(iii)           Likewise, the condition precedent set forth in this clause 3.1.2 shall be taken as met, if the conditions in Article 10.6 of Regulation EEC 4064/89 are met. For the purposes of calculating the deadlines referred to in this item, the reasons for suspension of the deadlines set forth in Article 9 of Regulation EEC 447/98 by the Commission, dated March 1, 1998, regarding notifications, deadlines and hearings provided for in Regulation EEC 4064/89 shall be taken into account. And assuming that the Commission decides to issue an express declaration regarding the operation, the Parties agree to meet any conditions that may be required, without prejudice to the provisions of clause 3.4 below.

(iv)          If the European Commission decides that the concentration operation being reported must be presented to the Spanish anti-trust authorities, under the scope of Article 9 of Regulation EEC 4064/89, the condition precedent provided for in this clause 3.1.2 shall be taken as met when these authorities give their express or tacit approval to this transaction or aspects relating to it referred by the European Commission, even if the approval is subject to the observance of any conditions, pursuant to the provisions of Spanish law as described in clause 3.1.3. below, without prejudice to clause 3.4 below.

3.1.3.                              If a notification regarding this transaction has to be sent to the Spanish anti-trust authorities, the Administration’s expressed or assumed non-opposition to it shall be a condition precedent, even if the non-opposition is subject to the observance of any conditions, all pursuant to the provisions of Chapter II of Law 16/1989, dated July 17, on Anti-Trust (hereinafter “Law 16/1989”) and other regulations, without prejudice to the provisions of Clause 3.4.

It is understood that non-opposition by the Administration to the operation is tacit if a period of one month has passed since the notification was made, with no declaration from the Anti-Trust Department, unless the notification has been found incomplete or the deadline has been suspended because of a request for additional information, or the deadline has been extended, in which case it shall be understood that the authorization is tacit, if the extended deadline has passed, and the file has not been sent to the Anti-Trust Tribunal, all the foregoing pursuant to the provisions of Article 15.bis of Law 16/1989.

If the Ministry of the Economy sends the file to the Anti-Trust Tribunal, the condition shall be considered met if the Council of Ministers decides not to oppose the concentration operation, even if the non-opposition is subject to the observance of any conditions, either expressly within one month from receipt of the order from the Anti-Trust Tribunal, or tacitly if one month has passed since (i) receipt of the Report from the Anti-Trust Tribunal, or (ii) the passing of the two-month deadline set for the Anti-Trust Tribunal to issue its ruling, and the Council of Ministers has not approved a decision, pursuant to the provisions of Article 17 of Law 16/1989.

3.1.4.                              In the event that, simultaneously with the signing of this Agreement, the Buyer notifies the Sellers in writing (notification attached as Appendix 3.1.4), that the application of the provision of point 1 of Additional Provision Twenty-Seven of Law 55/1999, dated December 29, on Fiscal, Administrative and Social Order Measures, requires receipt of an express decision by the Council of Ministers recognizing the exercise of the corresponding political rights, pursuant to the provisions of points 2 and 3 of said Additional Provision, this shall be a condition precedent.

3.2                     Each of the Parties agrees to exercise its best efforts to perform as many actions and procedures as may be required for the speedy fulfillment of the conditions precedent set forth in this clause, and particularly:

a.                             Endesa Generación, Endesa Distribución and the Buyer agree to file the application for the administrative authorization referred to in clause 3.1.1 with the Under-Secretariat for the Economy at the Ministry of the Economy in a timely and proper manner.

b.                            The Buyer agrees to file the relevant notifications in a timely and proper manner, for the purposes provided for in clauses 3.1.2 and 3.1.3 as may be required, in the opinion of either of the Parties, pursuant to the provisions of the applicable regulation.

c.                             The Buyer has informed the Sellers that the provisions of point 1 of Additional Provision Twenty-Seven of Law 55/1999, dated December 29, on Fiscal, Administrative and Social Order Measures, are applicable, and agrees to report this operation to the Secretariat of State for the Economy, Energy and Small and Medium-Sized Businesses, in the terms set forth in point 2 of the above-mentioned Additional Provision.

Within a maximum of eight days from the signing of this Agreement, both Parties must send each other the drafts of the respective applications and/or notifications, unless the applicable regulation sets a shorter deadline, in which case the Parties must send each other the respective drafts at least two days prior to the applicable deadline.

The application for authorizations, decisions, or administrative acts referred to in clause 3.1 must be filed within ten days from the signing of this Agreement, unless the applicable regulation sets a shorter deadline, in which case the latter shall apply.

3.3                     The Parties shall keep each other mutually informed of the corresponding files being processed pursuant to the clauses above, and must consult each other prior to providing any data or information required in relation to the transaction covered by this Agreement, and agree in any case to perform all necessary actions to obtain the decisions leading to fulfillment of the conditions set out in this clause as quickly as possible.  Likewise, the Parties agree to notify each other as soon as possible regarding oral or written communications received in relation to the files opened to meet the conditions precedent, as well as giving the other Party copies of the decision or resolution proving fulfillment of the condition, upon receipt thereof.

3.4                     Regarding the provision of clauses 3.1.2 and 3.1.3 of this Agreement regarding the Parties’ obligation to accept any conditions, ordered by Community or Spanish anti-trust authorities, to which the concentration authorization may be subject, if these authorities make the operation conditional upon the Buyer not buying part of Grupo Viesgo’s shares, the Parties shall renegotiate the changes to this Agreement in good faith, as well as the corresponding adjustment to the Purchase Price, and the operations which may be necessary to fulfill the requirements set by the said authorities.

4.                            PURCHASE PRICE

4.1                     Purchase Price

The Initial Purchase Price of the Shares is set at the total amount of ONE BILLION EIGHT HUNDRED SEVENTY MILLION EUROS (€ 1,870,000,000) (the “Initial Purchase Price,”) that is, THREE POINT TWO THREE ONE ZERO EIGHT NINE SEVEN ZERO FOUR EUROS (€ 3.231089704) per share.

The Initial Purchase Price was agreed bearing in mind that the Closing Date will be December 31, 2001, so that if, for any reason:

(i)                         the Closing Date falls any time after December 31, 2001, the Initial Purchase Price will increase with interest accrued on said Initial Purchase Price from December 31, 2001 to the Closing Date (hereinafter, “Credit Interest”) in accordance with the Formula contained in Appendix 4.1; or, alternatively,

(ii)                        the Closing Date falls any time before December 31, 2001, the Initial Purchase Price will be reduced by interest calculated on the basis of said Initial Purchase Price for the period between the Closing Date and December 31, 2001 (hereinafter, “Interest on a Debt”) pursuant to the formula contained in Appendix 4.1.

The Initial Purchase Price, increased by the Credit Interest or reduced by the Interest on a Debt, whichever is the case, will hereinafter be called the “Adjusted Initial Price.”

Subsequent to the Closing, the Adjusted Initial Price will be changed in accordance with the provisions of clause 4.4 (the “Closing Adjustment.”)  The Adjusted Initial Price plus or minus the Closing Adjustment will hereinafter be called the “Purchase Price.”  Similarly, the Purchase Price may be subject to new adjustments based on the provisions of clauses 9.1.(iv) and 9.2.(vii) and 9.2.(ix).

The Initial Purchase Price, the Adjusted Initial Price, the Closing Adjustment and any other adjustment to the Purchase Price derived from this Agreement, will be distributed among the Sellers pro-rata based on their stake in the Company.

4.2                               Advance

4.2.1                        Advance

In this act, the Buyer pays the Sellers, pro-rata based on their stake in the Company, the amount of NINETY-THREE MILLION FIVE HUNDRED

THOUSAND EUROS (€ 93,500,000), which represents 5 percent of the Initial Purchase Price (hereinafter, the “Advance.”)

4.2.2                        Penalty

If the Buyer fails to appear under the terms set in clause 7 or is in breach of its obligations as set forth in that clause, the Sellers will have the right to keep the Advance, by way of penalty, without prejudice to its right to file related legal action for breach of contract, and, in any event, to demand compensation for legal damages.

4.3                               Form of Payment

The Advance will be paid by the Buyer to the Sellers through bank transfer in liquid funds effected in favor of the Sellers, in the accounts the Buyer has previously identified for that purpose, today, with value date today also, for the amount in Euros net of expenses and charges as well as any tax withheld, and this Agreement will constitute the most formal receipt.

The Adjusted Initial Price less the Advance will be paid by the Buyer to the Sellers on the Closing Date, through bank transfer in liquid funds effected by the Buyer in favor of the Sellers in the accounts that must be identified for that purpose at least three Business Days in advance of the Closing Date, for the amount in Euros net of expenses and charges as well as any tax withheld.

The Closing Adjustment will be due and payable within five Business Days of the Determination Date. The Party obligated to pay the Closing Adjustment must make the payment through bank transfer in liquid funds and with a value date of the fifth Business Day after the Determination Date, in the current account(s) that must be identified by the Party that is the beneficiary of the payment within two Business Days following the Determination Date, for the amount in Euros net of expenses and charges as well as any tax withheld.

4.4                               Closing Adjustment

4.4.1                        Closing Adjustment

The Closing Adjustment will be equal to the difference between (i) the amount of € 225,121,100 with a negative sign and (ii) the Sum of the Working Capital Fund and Net Liabilities based on the Closing Balance Sheet, under the terms defined below.

For purposes of the provision in this clause, what is understood by Sum of the Working Capital Fund and Net Liabilities based on the Closing Balance Sheet is the difference between the arithmetical sum of the asset items and the liability, as listed in Appendix 4.4.1, as taken from the Closing Balance Sheet.

In the event that the Closing Adjustment is positive, it will be payable by the Sellers to the Buyer. If it is negative, its absolute value will be payable by the Buyer to the Sellers. In any event, the Parties expressly agree that no payment whatsoever will be required in the event that the absolute value of the Closing Adjustment, determined as provided in the following clause, is less than € 1,000,000.

4.4.2                        Procedure for determining the Closing Adjustment

Within a period of thirty days as of the Closing Date, which may not be extended, the Buyer will arrange for the Company to prepare and send to the Sellers a Grupo Viesgo Consolidated Balance Sheet as of the Closing Date (the “Closing Balance Sheet.”) It will include Viesgo Generación and Viesgo Distribución on a fully consolidated basis, and Begasa and Barras Generación consolidated proportionally with 54.93% consolidation. It must be drawn up in accordance with accounting principles generally accepted in Spain, using the approach established in the standards for adapting the General Chart of Accounts to companies in the electric power industry, approved by Royal Decree 437/1998, of March 20.

Once the Closing Balance Sheet is received, the Sellers will ask an independent auditor (hereinafter, the “Auditor”) to perform an audit of the Closing Balance Sheet items listed in Appendix 4.4.1 in accordance with accounting principles generally accepted in Spain and send it to the Buyer and the Sellers within a maximum period of 45 days as of the date when the Sellers are sent the Closing Balance Sheet, the audit report on the Closing Balance Sheet and a certification (the “Auditor’s Certification”) with their calculation of the Sum of the Working Capital Fund and the Net Liabilities based on the Closing Balance Sheet and the related Closing Adjustment, in accordance with their auditing work.

For these purposes, the Buyer agrees to cooperate fully with the Auditor and specifically agrees to provide the Auditor full access to all the documents and information it may require, in its judgment, with no restrictions whatsoever.

During a 15-day period as of the date on which the Auditor sends the Parties its audit report and the Auditor’s Certification, the Buyer and its accountants will have the opportunity to review the calculations effected. To that end, the Sellers must request that the Auditor cooperate fully and in a speedy, efficient way with the Buyer and its accountants, and that it allow said Buyer or its appointed advisors to review its work papers.

If within the 5-day period following the conclusion of the 15-day period to which the prior paragraph refers, the Buyer does not formally notify the Sellers of any disagreement with the calculation of the Closing Adjustment effected by the Auditor or formally notifies the Sellers that it accepts the Closing Adjustment, the Closing Adjustment will be that established in the Auditor’s Certification. In this case, the Closing Adjustment will be understood to have been determined on the date on which the aforementioned 5-day period expires, or the date on which the Buyer formally notified the Sellers of its acceptance of the Closing Adjustment established in the Auditor’s Certification, in advance. In this case, it will be understood to have been determined on the date of said notification (the “Determination Date.”)

If the Buyer disagrees with the calculation of the Closing Adjustment, within the 5-day period set forth in the prior paragraph, it must formally notify the Sellers of its disagreement, stating the precise amount of the Closing Adjustment according to its calculations (the “Notification of Disagreement.”) Starting on the date of reception by the Sellers of the Notification of Disagreement and during the 30 following days, the Parties will try to reconcile their differences. In this regard, the Auditor and the Buyer’s accountant will have access to the work documents of the other party with respect to the materials that are the subject of the dispute. Similarly, they will have the right to carry out additional audits. If the Parties reach a full agreement in the aforementioned 30-day period, the Closing Adjustment will be that agreed upon by the Parties, and the Determination Date will be the date on which they reach that agreement.

If the Parties do not reach a full agreement on the Closing Adjustment calculated by the Auditor within the aforementioned 30-day period, the following procedure will be applicable:

(i)                           If the Parties reached a partial agreement regarding the Closing Adjustment calculated by the Auditor within the aforementioned 30-day period, that portion will be understood to be payable for purposes of the provisions in the last paragraph of clause 4.3, above, and it must be paid under the terms set forth in said paragraph, with the understanding that the Determination Date is the date on which said 30-day period terminates.

(ii)                        Regarding that portion of the Closing Adjustment calculated by the Auditor on which an agreement is not reached between the Parties (or the full amount, in the event of total lack of agreement), the Parties will submit the matter to an accounting expert (the “Arbitrator”) appointed by mutual agreement within a period of 5 days following the termination of the aforementioned 30-day negotiation period.  If the Parties do not arrive at an agreement on the selection of the Arbitrator during the aforementioned period, each Party will propose and notify the other, on the following Business Day, of a short list of experts chosen from among the following auditing firms with recognized international prestige: Arthur Andersen, PriceWaterhouseCoopers, KPMG Peat Marwick, Ernst&Young and Deloitte Touche, listed in order of preference, assigned a value of 3 for the first choice, 2 for the second and 1 for the third. Comparing the two short lists provided, only those experts that appear on both notification lists will be kept on the list, and they will thus proceed to add up the points earned by each one.  As a result of the foregoing, the expert among the above-mentioned four who receives the most points will be appointed Arbitrator.  In the event of a tie, the Arbitrator will be appointed by lot among those experts with the most points that are tied.

As quickly as possible after his appointment, and, in any event, within a maximum period of 30 days as of said appointment, the Arbitrator will issue a report that will exclusively address the quantification of the matters that are the subject of the dispute.  The quantification of the matters that are the subject of the dispute by the Arbitrator will be final, binding and definitive for the Parties and may not be the subject of an appeal or any other form of recourse.  In this case, in the portion related to the matters that are the subject of the dispute, the Closing Adjustment will be that resulting from the Arbitrator’s report, and the Determination Date will be the date on which said Arbitrator issues his report.

The fees and expenses of the Auditor will be for the account of the Sellers, and those related to the Buyer’s accountant will be for the account of the Buyer. The fees and expenses of the Arbitrator will be sustained half by the Buyer, on the one hand, and half for the Sellers, on the other.

5.                            EVENTS BETWEEN AGREEMENT DATE AND CLOSING DATE

5.1                     Between the dates this Agreement is signed and the Closing Date, the Sellers agree that the Companies that make up the Grupo Viesgo will not perform any transaction outside the ordinary course of their business.

Specifically, between the dates this Agreement is signed and the Closing Date, they will not:

(i)                           Issue, or agree to issue, shares, participations, options, warrants or any other securities

(ii)                        Incur any obligation or liability, real or contingent, outside the ordinary course of their business (including, but not limited to, acquisition of property or services, paid for in cash or over time, financial leases or other agreements that are not reflected on the balance sheet), nor may they carry out transactions under any terms and conditions other than those of the market, unless stipulated in this Agreement or arising from the articles of incorporation of Viesgo Generación and from the process of incorporating Grupo Viesgo described in Explanation V.

(iii)                     Sell, transfer or dispose of in any way, or submit to any burden or encumbrance, any of their assets, whether tangible or intangible, unless stipulated in this Agreement or arising from the articles of incorporation of Viesgo Generación and from the process of incorporating Grupo Viesgo described in Explanation V.

(iv)                    Change their corporate bylaws.

(v)                       Distribute dividends or effect any other distribution of capital or reserves in favor of shareholders that entails a reduction of the Grupo Viesgo’s equity.

(vi)                    Establish subsidiaries or agree to the dissolution and/or liquidation of the Companies that make up the Grupo Viesgo.

(vii)                 Enter into strategic Agreements of association or cooperation or agreements to establish joint ventures.

To carry out activities outside the ordinary course of their business under the terms indicated in this Clause, except as indicated above in paragraphs (ii) and (iii), prior consent of the Buyer will be necessary, except for those activities that cannot be postponed, due to their urgent nature, without risk of damage to the Grupo Viesgo. In this case, the Buyer will be notified immediately, with the understanding that, in any event, the foregoing has been done properly, if agreement or awareness of the person referred to in paragraph 5.2, below, was considered.

5.2                     If the Buyer so requests, on behalf of this Agreement, the Sellers will allow the Buyer to appoint one individual to become part of the Company and/or its Subsidiaries from this date in order to have direct knowledge of the progress of Grupo Viesgo’s business. The Sellers retain the right to veto the appointment of the person designated, an authority that the Sellers must use reasonably, always maintaining a professional, businesslike approach in this regard. Until the Closing Date, the person appointed by the Buyer in accordance with the foregoing will have no right to any compensation whatsoever from any of the Grupo Viesgo Companies or from the Sellers. His expenses will be for his own account, and he must sign a confidentiality agreement under the terms established in Appendix  5.2. These obligations will be understood to be assumed by the Buyer under the exact same terms.

By the mere fact of appointing the individual to which the prior paragraph refers, the Buyer assumes jointly and severally, as well as personally, any liability and or obligation to indemnify any breach of that individual’s confidentiality agreement.

If the sale of the Shares is not carried out before the Termination Date, the duties of the aforementioned individual will cease on that date, without prejudice to fulfillment of the aforementioned confidentiality agreement.

6.                            CLOSING

6.1                     The Closing will take place within thirty Business Days of the date on which all the Conditions precedent have been fulfilled.

The Sellers will notify the Buyer (the “Notification of Closing,”) indicating the day, which must be within the aforementioned 30 Business Days, when it must appear before the Notary of Madrid indicated in this notification in order to carry out the activities provided in this clause and therefore execute the sale of the Shares. The Notification of Closing must be carried out at least 7 days in advance of the date indicated by the Sellers for effecting the Closing.

The date on which the sale of the shares is executed pursuant to the provisions of this Agreement will be called the “Closing Date.”

6.2                     On the Closing Date, the Parties will proceed to execute the sale and therefore to transmit ownership of the Shares and payment of the Purchase Price, with the involvement of aforementioned public notary indicated, by issuing a notarized instrument whose model is attached as Appendix 6.2. They will carry out or oversee carrying out the actions provided in this clause simultaneously, as a part of a single transaction. The performance of this Agreement cannot be considered complete until all the actions provided in this clause have been fully carried out.

6.3                     To this end, the Sellers will deliver to the Buyer or to the public notary, for his involvement as required by law:

(i)                           The notarized instruments that are proof of ownership of the Shares, (with taxes duly paid, and recorded in the related registries), in other words, (i) Instrument recording contribution to the Company, by Endesa Distribución and Endesa Generación, of their shares in Viesgo Distribución and Viesgo Generación, respectively, and (ii) the Company Articles of Incorporation.

(ii)                        Powers of attorney of their representatives, sufficient in the opinion of the public notary involved.

(iii)                     Certificate issued by the Secretary to the Company’s Board of Directors confirming that the provisions of the bylaws have been met, or are not applicable, to allow the sale of the Shares to the Buyer under the terms of this Agreement.

(iv)                    The Minute Books, Books of Account, and Register of Partners in the Company.

(v)                       The Directors’ letters of resignation from the Company, Viesgo Generación y Viesgo Distribución, with an express statement that they are current in the receipt of all their compensation or considerations and have no basis for any claim against said companies

(vi)                    A certificate issued by an attorney for Sellers having sufficient power to certify that Sellers have fully complied with the provisions of Provision 5.1 hereof.

6.4                     By the same token, on the Closing Date Purchaser:

(i)                           Shall pay the Adjusted Initial Price less the Advance, as prescribed in Provision 4.

(ii)                        Shall give Sellers, or the public notary for his intercession, as appropriate, a power of attorney sufficient in said notary’s judgment, conferred upon Purchaser’s representative.

7.                            TERMINATION

This Agreement may be cancelled and declared terminated by any Party if the Closing does not occur prior to the expiration of a twelve-month period from the signing date hereof, or prior thereto if any of the Conditions precedent cannot be fulfilled (the “Termination Date,”) unless said impossibility is due to any default by the Party seeking to cancel the Agreement and declare it terminated.

In the event this Agreement is cancelled by virtue of the previous paragraph’s provisions, Sellers shall be obligated to refund the Advance to Purchaser within the ten Business Days subsequent to the termination, plus interest on said amount from the date hereof to the date of refund of the Advance, based on the formula prescribed in Appendix 4.1. Notwithstanding the foregoing, if this Agreement’s cancellation and termination stems from any default by Purchaser, Sellers shall be entitled to definitely retain the Advance as a penalty, without prejudice to their right to take the appropriate legal actions for default, and in any event, to demand compensation for the damages arising therefrom.

8.                            REPRESENTATIONS AND WARRANTIES

8.1.                  Sellers’ representations and warranties

Sellers jointly represent and warrant to Purchaser, as of the date hereof, the following representations and warranties, which shall be understood to be repeated as of the Closing Date, following necessary adaptation to the circumstances then prevailing (except insofar as any representation or warranty is provided as to a particular date, in which case it shall be understood as made only as of that date):

(A)                    Sellers’ incorporation and legal standing

(i)                                     Endesa Generación, S.A. is a corporation duly incorporated and registered in the Madrid Mercantile Registry, which has full legal status in accordance with Spanish law and is not in a state of dissolution, bankruptcy, or suspension of payments.

(ii)                                  Endesa Distribución, S.A. is a corporation duly incorporated and registered in the Madrid Mercantile Registry, which has full legal status in accordance with Spanish law and is not in a state of dissolution, bankruptcy, or suspension of payments.

(iii)                               Sellers have full authority to execute and perform this Agreement, which does not infringe their corporate Bylaws or any legal or administrative provision, agreement, contract, or undertaking by which they are bound, without prejudice to the need to obtain the appropriate authorizations as set forth herein.

(iv)                              Sellers have adopted all the resolutions by means of their governing bodies as are necessary for the execution and performance of this Agreement.

(B)                      Due incorporation of the Company and the Subsidiaries

(i)                                     The Company is a limited liability company duly incorporated and registered in the Cantabria Mercantile Registry, has full legal status in accordance with Spanish law and is not in a state of dissolution, bankruptcy, or suspension of payments.

(ii)                                  The Company has not determined the Closing Date for its dissolution, transformation, merger, or separation.

(iii)                               The Subsidiaries are companies duly incorporated and registered in the appropriate Mercantile Registries, have full legal status in accordance with Spanish law and are not in a state of dissolution, bankruptcy, or suspension of payments.

(iv)                              The Subsidiaries have not determined, nor shall they determine, the Closing Date for their dissolution, transformation, merger, or separation.

(C)                      Capital composition

(i)                                     The Holdings represent the Company’s entire capital stock. All of them have been validly created and assumed, as well as totally disbursed. There are no options or other rights empowering the partners or third parties to subscribe or acquire holdings in the Company or rights thereover.

(ii)                                  Viesgo Generación’s entire capital stock is represented by 430,137,183 holdings with a par value of € 1 per holding, all of which have been validly created and assumed, and totally disbursed. There are no options or other rights empowering the partners or third parties to subscribe or acquire holdings in the company or rights thereover.

(iii)                               Viesgo Distribución’s entire capital stock is represented by 10,500,000 common shares with a par value of € 6.010121 per share, validly issued, subscribed for, and totally disbursed. There are no options or other rights empowering the shareholders or third parties to subscribe or acquire shares in Viesgo Distribución or rights thereover.

(iv)                              Begasa’s entire capital stock is represented by 5,221,125 common shares with a par value of 500 pesetas per share, validly issued, subscribed, and totally disbursed. Neither Viesgo Distribución nor Begasa has granted options or other rights empowering the shareholders or third parties to subscribe or acquire shares in Begasa or rights thereover.

(v)                                 Barras Generación’s entire capital stock is represented by 228,637 holdings with a par value of 1,000 pesetas per holding, validly created, assumed, and totally disbursed. There are no options or other rights empowering the partners or third parties to assume or acquire holdings in Barras Generación or rights thereover.

(D)                     Bylaws

The Bylaws of the Company and the Subsidiaries are those registered with the Mercantile Registry, whose content has undergone no amendment or modification whatsoever.

(E)                       Subsidiaries

The shares/holdings representing the capital stock of each and all of the companies comprising the Grupo Viesgo are validly issued or created, fully subscribed or assumed, and totally disbursed, free and clear of any charges or liens and not subject to any constraints whatsoever on their transfer.

(F)                       Ownership of Holdings and Subsidiaries

Sellers are the legitimate and sole owners of the Holdings.

Ownership of the Holdings, free and clear of all charges of liens, is recorded in the Company’s Partners’ Register.

The Company is the legitimate and sole owner of all the shares representing one hundred percent of the capital stock of Viesgo Generación and Viesgo Distribución, free and clear of all charges or liens.

Viesgo Distribución is the legitimate and sole owner of shares representing 54.93 percent of Begasa’s capital stock, free and clear of all charges or liens.

Begasa is the legitimate and sole owner of all the holdings representing one hundred percent of Barras Generación’s capital stock, free and clear of all charges or liens.

(G)                      Going concern

The Subsidiaries’ business is a going concern, which has been operating continuously in accordance with the normal practice of the electric power industry in Spain, and no events or situations have occurred which materially impede or constrain the normal conduct of said business. The assets reflected in the Financial Statements are appropriate and sufficient to continue the Grupo Viesgo’s activities in the manner in which they have been conducted up to the date hereof, and there is no circumstance known to Sellers (including the signing and performance of this Agreement) which alters that situation or might lead to the loss of said assets.

(H)                     Partners’ agreements

All the rights and obligations of the partners in the Company and Subsidiaries, respectively, stemming from the foregoing, are reflected in the Bylaws, and there are other rights, obligations or undertakings of any kind relating to said rights and obligations that are not reflected therein.

(I)                          Directors. Auditors. Powers of Attorney

(i)                                     The governing organ and Directors of the Company and the Subsidiaries, and their dates of appointment, are those recorded in the Mercantile Registry. No resignation or cessation of said directors is pending registration, nor is the appointment of any new director.

(ii)                                  The Company and the Subsidiaries have designated the Auditors of Accounts listed in Appendix 8.1 (I).(ii), where the duration of their respective designations is likewise indicated.

(iii)                               Appendix 8.1 (I).(iii) lists the principal powers of attorney for representation conferred by the Company and the Subsidiaries. No other powers of attorney by which they might be obligated or bound have been conferred, with the exception of general powers of attorney for litigation conferred by the Subsidiaries.

(J)                         Financial Statements

(i)                                    The proforma consolidated financial statements of the Company and the Subsidiaries as of December 31, 2000, together with a review report issued by Arthur Andersen and Cía., S. Com. (the “Financial Statements”) are attached hereto as Appendix 8.1.(J).(i). The Financial Statements, which include the balance sheet, statement of income, and notes to the financial statements, incorporate the effect the Company and the Subsidiaries would have experienced had the transactions and other hypotheses detailed in said Financial Statements – and in particular in note 2 thereto – been carried out as described therein.

In accordance with the terms stated in the preceding paragraph, the Financial Statements provide a true image of the Grupo Viesgo’s equity, financial position, and business results, in all material respects as of December 31, 2000 and in conformity with generally accepted accounting standards and principles in Spain, always taking into account the aforementioned notes to the financial statements.

By the same token, Appendix 8.1.(J).(i) includes the audited financial statements of Viesgo Distribución y Begasa for the fiscal year ended December 31, 2000.

(ii)                                 Neither the Company nor the Subsidiaries have owned or pledged holdings or shares of their own or in their parent company, nor have they provided any financial assistance for the acquisition of shares or holdings of their own or of their parent company, nor have they created reciprocal holdings, all the foregoing either directly or through intermediaries.

(iii)                              Neither the Company nor the Subsidiaries have put up endorsements, security guarantees, or bonds in favor of third parties other than the Company itself and the Subsidiaries, except for those identified in the Financial Statements.

(iv)                             The Company and the Subsidiaries keep their accounts up to date as prescribed in current legislation.

(v)                                Between the date of the Financial Statements and that of entering into this Agreement, the Company and the Subsidiaries, except in relation to the transactions provided for herein and those indicated in note 2 to the Financial Statements:

(a)                        Have performed their activity in the ordinary course of business.

(b)                       Have not issued or resolved to issue shares, holdings, obligations, options, warrants, or any other securities.

(c)                        Have not declared, resolved to declare, or distributed any dividend whatsoever, or any other payments, to their shareholders/partners implying a reduction of own funds of the Grupo Viesgo, previous shareholders/partners, or Board members, nor have they acquired own shares/holdings or reduced their capital, except for compensation paid to their directors, as indicated in Appendix 8.1.(J).(v) and the distribution of Viesgo Distribución dividends on earnings in the fiscal year ended December 31, 2000, in the amount of 451,500,000 pesetas.

(d)                       They have not amended their bylaws.

(K)                     The Company’s status

The Company is a holding company whose corporate object is the subscription and acquisition, holding, and divestiture of, any fixed or variable-income personal securities and holdings of all kinds in companies, and especially in companies whose object is the performance of electric power generating, transmission, marketing, and distribution activities. The performance of management activities for its business group, based on the Company’s holdings in other companies or entities, including the provision of support and managerial services for the companies in which it holds equity, shall likewise be part of the Company’s object. The Company has no other assets, contracts, liabilities, or debts unrelated to its regular activity or not identified herein.

(L)                       Contracts

(i)                                     Appendix 8.1.(L).(i) contains a list of the most important contracts, agreements, or undertakings to which the Company, Viesgo Distribución, or Viesgo Generación are party. Said contracts’ terms and conditions are lawful, valid, and efficacious, reflect market conditions, and have not been breached by the Company, Viesgo Distribución or Viesgo Generación. Sellers have no knowledge of any default on said contracts by the other parties thereto. The other parties to said contracts shall not be entitled to request advance cancellation thereof as a result of the execution of this Agreement, because there are no clauses providing for advance cancellation due to change of control, or if said clauses exist, because consent has been obtained in advance, all the foregoing except as provided for in Appendix 8.1. (N).

(ii)                                  The Company and the Subsidiaries have not entered into contracts and have no undertakings in force with entities of the Endesa Group, nor with directors or executives thereof, or companies or societies in which any of them has an interest, other than those listed in Appendix 8.1.(L).(i).

(M)                  Litigation

Except as expressly indicated in Appendices 8.1.(M). and 8.1.(Q).(ii), there is no legal action, judicial or extrajudicial litigation, claim, or arbitration proceeding whatsoever against the Company or the Subsidiaries that might materially affect them or the transactions provided for herein, nor are there any judicial or administrative proceedings under way which, if adversely resolved, might materially affect the business, rights, properties, or financial position of the Company or the Subsidiaries, or the transactions provided for herein. To Sellers’ knowledge, they have not been threatened with any such litigation or proceedings against the Company or the Subsidiaries.

The Company and the Subsidiaries have not been convicted by any judgment, award, or judicial ruling or administrative act pending execution, and they are not obligated to take measures which might adversely affect their business, transactions, or assets, as a result of any such judgment, award, judicial ruling, or administrative act.

(N)                     Absence of adverse consequences

The Company and the Subsidiaries are not party to any contract or agreement which, as a result of the conclusion of this Agreement and the performance of the transactions provided for herein, might be rescinded or cancelled by the other party or by virtue of which third-party rights would arise, or which might be adversely affected in any other fashion, resulting in material economic injury to the Company or the Subsidiaries, except as indicated in Appendix 8.1.(N).

(O)                     Taxes

(i)                                     The Company and the Subsidiaries have regularly and punctually filed all the tax returns to which they are obligated, and have correctly calculated their amounts. Endesa Generación has regularly and punctually filed all the tax returns relating to the business contributed to Viesgo Generación.

Originals or copies of all the tax documentation, including data on the properties and businesses contributed to Viesgo Generación, are available at the respective Grupo Viesgo companies.

(ii)                                  When said returns are filed they are true, complete, and in accordance with the applicable legislation in force at the time.

(iii)                               The Company and the Subsidiaries have regularly and punctually paid their tax obligations or have obtained deferrals of payment from the authorities, and Endesa Generación has regularly and punctually paid when due, or has obtained deferrals of payment from the authorities, and has settled its tax obligations relating to the business contributed to Viesgo Generación within the appropriate time limit.

(iv)                              The Company and the Subsidiaries have correctly made the appropriate withholdings from payments made, including payments to employees, and have paid in the amounts so withheld to the Tax Administration.

(v)                                 No liability for application of the provisions of Article 16 of Law 43/1995, Corporate Tax, stems from the transactions performed by the Company and its Subsidiaries with parties related to them.

(vi)                              There is no tax obligation of any kind over the assets of the Company and its Subsidiaries other than those reflected in the annual reports and the tax returns filed by them to date.

(vii)                           The transactions described in expository parts III, IV, and V were carried out under the tax neutrality regime prescribed in Title VIII, Chapter VIII of Law 43/1995, Corporate Tax. Nevertheless, Sellers shall waive said regime and include the income stemming from transfer of all the equity items contributed by virtue of said transactions in the taxable base for their Corporate Tax return for the fiscal year ended December 31, 2001. No tax consequences adverse to the Companies or their Subsidiaries stem from said transactions.

(viii)                        The mere act of the formalizing of this Agreement will not in any way change the tax situation, tax benefits, or, in general, the tax credits, rights or obligations of the Company and its Subsidiaries, with the exception of those related to its exclusion from the fiscal consolidation group, the dominant entity of which is Endesa S.A.

(ix)                                Neither the company nor its subsidiaries have been notified of the initiation of any inspection or audit proceedings on the part of tax authorities not reflected in the Financial Statements.

(x)                                   In accordance with accounting rules and principles generally accepted in Spain, the Company and its Subsidiaries have recorded provisions sufficient for the payment of taxes related to their operations, including those that are not yet payable as well as in connection with the postponement of tax payments.

(P)                       Employment

(i)                                     The staff of the Company and its Subsidiaries as of July 31, 2001 is as set forth in Appendix 8.1.(P).(i), which indicates the following information: employee code, date of birth, registration date, seniority date, contribution account code, category, contract type, and rate group.

In general, the individual employment conditions of the personnel included in the agreement, which is part of the staff of Grupo Viesgo, are not substantially different from those set forth, by category, in the respective agreement.

(ii)                                  The Company and its Subsidiaries are current in payment of their social security obligations and of the remuneration due to personnel and it is complying with the provisions of all applicable collective agreements in force for its personnel.

To be specific, the Company and its Subsidiaries are current in compliance with the obligations derived from contracts with its management and employees, and the Sellers have no knowledge that the respective counterparts have failed to comply or intend to cancel said contracts.

(iii)                               In accordance with the hypotheses described in note 2 of the Financial Statements and with what is described in Appendix 8.1.(P) (iii), the Company and the Subsidiaries, on the date of this Agreement, have internal funds and/or exteriorization instruments (insurance contracts), necessary and sufficient for compliance with the commitments assumed in the Employmnet Regulation Files affecting its staff and assumed by them.

Appendix 8.1(P)(iii) contains the supporting documentation of the coverage as of July 31, 2001 of said commitments, explaining the criteria for calculation of the personnel on those that are supported by internal funds according to the Financial Statements.

(iv)                              Except for the provisions of Appendix 8.1(P)(iv) a and pursuant to the phenomena described in note 2 to the Financial Statements and what is described in Appendix 8.1.(P)(iv) b, the Company and its Subsidiaries, as of the date of this Agreement, have the internal funds and/or exteriorization instruments (pension plans and insurance contracts) necessary and sufficient for compliance with the pension commitments affecting their personnel and assumed by them.

Appendix 8.1.(P) (iv) b contains the supporting documentation of the coverage as of July 31, 2001 of said pension commitments, explaining the criteria for calculating the personnel on those that are supported by internal funds according to the Financial Statements.

(v)                                 The Company and its Subsidiaries are in compliance with current regulations regarding occupational health and safety.

(vi)                              The Sellers have no knowledge that the Company or its Subsidiaries have any pending labor dispute or conflict, except what is indicated in Appendix 8.1.(P).(iv).

(Q)                     Insurance

(i)                          The Company and its Subsidiaires have signed the insurance policies listed in Appendix 8.1.(Q).(i), which provide adequate coverage of its assets pursuant to the customary practice in Grupo Viesgo’s activity sector.

(ii)                       Neither the Company nor its Subsidiaries has any pending claim for insurance indemnity nor is there any circumstance from which a claim could be reasonably expected with respect to the twelve months prior to the date of this Agreement, except for the provisions of Appendix 8.1.(Q) .(ii) and any that could derive from the provisions of Appendix 8.1.(M). The Sellers have no knowledge that said claims may not be covered by the insurance policies now in force.

(iii)                    The Company and the Subsidiaires have paid all contracted insurance policies, and there is no pending payment for this item.

(R)                      Real Property

(i)                          The real property owned by Viesgo Generación is as set forth in the Articles of Incorporation of said Corporation executed June 30, 2001 before Madrid Notary Santiago Rubio Liniers, under number 1323 in the notary book. Appendix 8.1.(R).(i) lists the real property of Viesgo Generación that have been acquired, transferred, segregated, or on which real rights or any other encumbrances have been established subsequent to said date.

The real property to which Viesgo Generación now has title, according to said document and Appendix 8.1.(R).(i), is what is necessary to carry out the activity of Viesgo Generación and its state of repair allows said activity to be carried out as it now is. The existing encumbrances on said assets do not affect the normal course of business of Viesgo Generación.

(ii)                       Viesgo Generación has quiet enjoyment of the land on which are found the hydroelectric plants listed in Appendix 8.1(R) (ii) as well as of said plants since their construction, and their state of repair allows electrical generation activity to be carried out in its current state.

(iii)                    The real property owned by Barra Generación is as listed in Appendix 8.1.(R).(iii).

(iv)                   Appendix 8.1.(R).(iv) a includes the real property other than the distribution facilities, owned by Viesgo Distribución and by Begasa, setting forth its description, its ownership information, and its encumbrance status, which are the real property other than the distribution facilities that have allowed them to carry out their activity to date in the current state. The existing encumbrances on said assets do not affect the ordinary course of business of Viesgo Distribución.

Viesgo Distribución and Begasa have quiet enjoyment, which they have had continuously since construction, of the distribution facilities of over 1 KV necessary for its normal activities. Their state of repair allows said activity in its current state. The existing encumbrances on said assets do not affect the normal course of business of Viesgo Distribución. Appendix 8.1.(R).(iv) b lists said Distribución facilities.

(v)                      The lease status of the real property of Viesgo Generación and Barras Generación and of the real property other than the distribution facilities of Viesgo Distribución and of Begasa is what is detailed in the Data Room.

(S)                       Personal Property

The machinery, equipment, and other physical personal property included in the Financial Statements are adequate for the use for which they are intended and sufficient to carry out the business of Grupo Viesgo in the current state. In all material aspects, they are in good repair and are not affected by any defect or condition that could render said physical personal property useless or impossible to use safely such that it would cause material damage to the Company or its Subsidiaries.

(T)                      Intellectual Property

(i)                                     Appendix 8.1.(T).(i) lists the trademarks that have been transferred to Viesgo Distribución, through the documents that are mentioned in said appendix. At this time, registration with the Spanish Patents and Trademarks Office of those listed therein is pending processing. The Company and its Subsidiaries are current in payment of the five-year payments and applicable fees.

Appendix 8.1.(T).(i) lists the Internet domains as well as the status of those for which a change of ownership has been applied for.

(ii)                                 The Company and its Subsidiaries have not permanently or temporarily transferred to third parties use of the industrial property items to which they are entitled except for the provisions in the Contract for Transfer of Rights to the Development of Computer Programs on the part of Viesgo Distribución to Endesa Servicios, S.L. of June 30, 2001.

(iii)                              The Company and the Subsidiaries are in compliance with current regulations concerning the protection of personal information.

(U)                     Accounts Receivable and obligations with third parties

(i)                                     Accounts receivable or other credit of the Company and its Subsidiaries may be collected at their par value in the normal course of business or have been the object of provisions in the Financial Statements according to accounting principles generally accepted in Spain.

(ii)                                  The Sellers have no knowledge that the Company or the Subsidiaries have failed to comply in any substantial regard with its obligations and they have no knowledge that the counterparts of said contracts are in noncompliance with any important aspect thereof.

(V)                      Administrative Concessions and licenses

(i)                          Viesgo Generación is in compliance with all the requisites necessary for offering the energy produced by all its plants to the electrical energy production market.

The plants and facilities of Viesgo Generación belonging to the generation activities have the concessions described in the articles of incorporation of Viesgo Generación executed on June 30, 2001 before Madrid Notary Santiago Rubio Liniers under number 1,323 of the notary book. Appendix 8.1.(V).(i) lists the amendments made to said concessions since the date of incorporation as well as the authorization and licenses related to said activity.

(ii)                       All the generating plants of Viesgo Generación are registered with the Administrative Registry of Electrical Energy Production Facilities. All the generating plants of Barras Generación are registered with the Administrative Registry of Electrical Energy Production Facilities, except those included in Appendix 8.1.(V).(ii).

(iii)                    The facilities concerning distribution activities for electrical energy of over 55KV have the concession, authorization and licenses listed in Appendix 8.1.(V).(iii) with which they have been operating continuously until the date of this Agreement. The Sellers are not aware of any fact that, as the result of the sale of the Shares, could give rise to an adverse change to the current situation.

(iv)                   Neither the Company nor the Subsidiaires have been notified in the 12 months prior to the signing of this Agreement of any event of infraction or defect in concessions, authorization, or licenses necessary for the exploitation of the generating and distribution facilities, except for those set forth in Appendix 8.1.(V).(iv).

(W)                 Environment

(i)                          The Company and the Subsidiaries are in compliance with all the state and autonomous environment regulations applicable to all the activities performed by Grupo Viesgo related to the performance of activities that are unpleasant, unhealthy, harmful, or dangerous to the atmospheric environment, the use of water coming from aquifers, lakes, seas, or rivers and the pouring of its waste water into any of these bodies, to the contamination of soil and to the management of toxic and dangerous waste, and they are in compliance with the limits established by regulations on emissions into the atmosphere; all the foregoing except for what is included in Appendix 8.1.(W).(i) and the administrative situation of environmental authorization and licenses of Viesgo Generación and Viesgo Distribución, which is as set forth in section V above. Moreover, in connection with possible waste that could be found in any of the land owned by the Company or its Subsidiaries, the Sellers have no knowledge that they have received or will receive notification or a summons from any Public Administration related to “contaminated soil” based on the provisions of Law 10/1998, of April 21, on Waste.

(ii)                       The Company and its Subsidiaries have not been notified during the 12 months prior to the signing of this Agreement of any case sanctioning a violation of environmental regulations, nor do they have pending resolution any notice prior to said date except for the content of Appendix 8.1.(W).(ii).

(X)                     Costs of Transition to the Competence (“CTSs”)

ENDESA GENERACIÓN, by virtue of the articles of incorporation, has transferred as a non-monetary contribution of a branch of the activity of Viesgo Generación, to Viesgo Generación:

(i)                          The rights to collect for the Technological Costs of Transition of Competence, the sum of which, as of December 31, 2000, amounts to 45,493 million pesetas, which is 3.82% of the total of all the firms of the sector as of said date.

(ii)                       The right to collect the premium for consumption of domestic carbon of the thermal plants of Escatrón, Escucha, Puertollano, Puente Nuevo and Cercs.

The Ministerial Order by which Viesgo Generación, S.L. is given the right to collect costs of transition to the authorities beginning July 1, 2001 is incorporated as Appendix 8.1.(X).

(Y)                      Data Room

The Sellers declare that the information and documentation of the Data Room constitutes all the information sufficient for the Buyer to have knowledge of the situation of Grupo Viesgo in all material aspects, which does not omit any fact known to the Sellers nor is it deceptive or incomplete to the point of being able to influence a decision to buy which would have been made by a reasonable buyer.

8.2.                 Buyer’s warranties and representations

The Buyer warrants and represents to the Sellers that:

(A)                    Organization and capacity

(i)                          It is duly organized and in legal existence in accordance with the laws of its place of organization.

(ii)                       It has full authority to sign and fulfill this Agreement, which does not violate its corporate bylaws nor any legal or administrative provision, accord, agreement or commitment binding it.

(iii)                    The Buyer or its major shareholders are companies of acknowledged reputation and significant experience in the electricity sector, and knowledgeable of the businesses of electrical energy generation and distribution, including all aspects of the Spanish and Community regulatory framework.

(iv)                   For purposes of signing and fulfilling this Agreement, it has received the approvals of its administrative bodies as well as all required administrative authorizations except those mentioned in clause 3 above.

(v)                      It has sufficient funding to pay the Purchase Price and any applicable Interest.

(B)                      Sale process

The Buyer states that it has participated in the sale process, and has received and examined the information provided to it during such process.

The Parties solemnly warrant that they wish to completely fulfill and execute the Agreement as quickly as possible, and for all conditions and requirements set forth therein to be stipulated to ensure such execution and to in no way impede it, delay it or in any way disrupt the normal operations of the Company and Subsidiaries.

9.                            OTHER COMMITMENTS BY THE PARTIES

Notwithstanding any other commitments set forth in this Agreement, the Parties assume the following:

9.1                               Sellers

(i)                           The Sellers undertake to accept such conditions as may be established by the competent defense authorities, whether Spanish or Community, in the respective resolutions or rulings that they may issue as set forth in Clause 3 above, as well as to fulfill such conditions and obligations as the European Commission may impose pursuant to articles 6.1bis and 8.2 of EEC Regulation 4064/89, to guarantee fulfillment of the acquired commitments with a view to harmonizing the concentration with that of the Common Market; all notwithstanding the provisions set forth in clause 3.4.

(ii)                        The Sellers undertake not to hire workers from the Grupo Viesgo for a period of two years after the Closing Date, except through exercise of the rights of return that managers of the Grupo Viesgo may enjoy as of the Closing Date.

(iii)                     Endesa, S.A. and the Sellers undertake not to actively and specifically induce current clients of the Grupo Viesgo to break or abandon their contractual relations with the latter for a period of twenty-four months after the Closing Date. This restriction will apply only to activities involving the sale of electrical energy. For purposes of this clause, those clients which, as of the date of this Agreement, are also clients of other entities of the Endesa Group, and corporate clients, understood as being clients forming part of groups operating in more than one autonomous community, shall not be assumed as forming part of the current clients of the Grupo Viesgo.

This restriction shall not apply and shall remain invalid when the joint share on the peninsular market for energy sold in the regulated and unregulated market corresponding to the Buyer and its Affiliates (understood as those in which the Buyer holds a percentage of capital greater than 10%) and the Company and its Subsidiaries is greater than 7%. For this purpose, it shall be understood that such share has been exceeded when, during the aforementioned 24-month period, the aforementioned share has been exceeded for two consecutive months or three alternating months.

(iv)                    The Sellers undertake to promote pension plans or to sign other outsourcing instruments in the manner specified in Appendices 8.1P (iii) and 8.1P (iv) b of the pension and ERE commitments assumed by the Company or Subsidiaries prior to the date of this Agreement, in accordance with the assumptions set forth in clauses 8.1.(P).(iii) and 8.1.(P).(iv).

In the event that the cost of the instruments submitted prior to the Closing Date exceeds the internal funds allocated for such purposes on the outsourcing date, the Sellers jointly and severally undertake to pay the Buyer, for the lower Purchase Price, an amount equal to the resulting deficit. Such amount must be paid by bank transfer in immediately available funds and with value date no later than the fifth Business Day after the date the Buyer confirms to the Sellers the subscription or signing of the instruments, to the checking account to be indicated by the Buyer to the Sellers for that purpose, on the same date as the signing of the instruments is recorded, for its amount in Euros net of expenses and fees, as well as any tax withholding.

9.2                               Buyer

(i)                           The Buyer undertakes to accept such conditions as may be established by the competent defense authorities, whether Spanish or European Community, in the respective resolutions or rulings that they may issue as set forth in Clause 3 above, as well as to fulfill such conditions and obligations as the European Commission may impose pursuant to articles 6.1bis or 8.2 of EEC Regulation 4064/89, to guarantee fulfillment of the acquired commitments with a view to harmonizing the concentration with that of the Common Market; all notwithstanding the provisions set forth in clause 3.4.

(ii)                        On or before the Closing Date, the Buyer undertakes to sign an insurance policy or policies replacing those currently in force, as set forth in Appendix 8.1.(Q).(i) of this Agreement, covering at least the same risks and for the same amounts as the Endesa, S.A. general policy, which is described in the aforementioned Appendix, currently covers for the Grupo Viesgo; such new policy or policies must enter into force on the Closing Date and be signed with an insurance company or companies of acknowledged reputation and solvency.

(iii)                     The Buyer is required to allow the Sellers reasonable access to the books and records of the Company and Subsidiaries and undertakes to provide or cause to provide to the Sellers any information they may reasonably request, for purposes of the Sellers’ compliance with their legal obligations (and specifically their tax obligations) or their exercise of the right of defense to which they are entitled pursuant to clause 11 below, or any other right acknowledged thereto in this Agreement.

(iv)                    The Buyer assumes and is required to fulfill and ensure that the Company and Subsidiaries fulfill the social-labor regulations governing business successions, as contained in Community law, article 44 of the Worker Statute and any other regulation, accord or agreement that may apply thereto, both specifically and in general, as provided for in the following paragraph.

For its part, the Company and Subsidiaries are completely subrogated and bound to fulfill the conventional and contractual regulations and all labor conditions applying to personnel affiliated with the companies, worksites and facilities covered by this Agreement. Appendix 9.2.(iv).a includes the current collective agreements for such personnel, including the first framework agreement of the Grupo Viesgo of July 31, 2001 and its supplementary addendum for Begasa, the corporate restructuring and business reorganization agreements of the Endesa Group in 1999, and the Grupo Viesgo agreement on specific matters of July 31, 2001.

Specifically and notwithstanding the provisions of the preceding paragraphs, the Buyer expressly assumes and is required to fulfill and ensure that the Company and/or Subsidiaries fulfill and/or are subrogated, as the case may be:

•                               In the employment stability guarantees set forth in the agreement of the commission for the Grupo Viesgo agreement on specific matters of July 31, 2001, expressly undertaking to effectively adopt any measures as may be necessary to provide for the relocation of affected workers in accordance with the terms set forth in such agreement, before adopting extinctive labor relations measures other than early retirement.

•                               In the current administrative resolutions and social monitoring plans corresponding to the Employment Regulation Processes affecting the personnel of the Company and Subsidiaries, by virtue of the provisions set forth in the official letter issued by the General Labor Secretariat on July 3, 2001 and the Grupo Viesgo agreement on specific matters of July 31, 2001.

Attached as Appendix 9.2.(iv).b are the aforementioned administrative resolutions, social monitoring plans and official letters.

•                               In the supplementary social security systems and pension commitments affecting the personnel of the Company and Subsidiaries deriving from collective agreements and/or individual contracts applying to its staff.

•                               In the maintenance, as an ad personam guarantee, of specific labor conditions more favorable than the original agreements, pursuant to the Grupo Viesgo agreement on specific matters of July 31, 2001.

•                               In labor relations and in specific and general conditions relating to management personnel. Appendix 9.2. (iv) c includes the model labor agreement for members of the Grupo Viesgo Management Committee.

(v)                       The Buyer undertakes to ensure that the Company and Viesgo Generation pay Endesa S.A. or any other companies in the Endesa Group, on an annual basis, the funds contributed by such companies to the various social security instruments intended to cover the current pension commitments therein with respect to workers transferred to the Company or Viesgo Generation and whose pension commitments are maintained at Endesa or other companies of its Group during such time as its labor relations are maintained with the Company or Viesgo Generation, all pursuant to Appendix 9.2.(v).

(vi)                    The Buyer undertakes not to hire workers of the Endesa Group, of which the Sellers form part, for itself or for any company in the Grupo Viesgo, for two years after the Closing Date, unless such hiring occurs or results from a general offer of employment published in the press or other mass communications medium.

(vii)                 The Buyer undertakes to:

(a)                       Accept for purposes of the provisions of this clause and clause 9.1.(iv), and to continue applying after the Closing Date:

•                       the assumptions and calculation criteria used for allocating internal funds to cover the commitments assumed in the employment regulation processes affecting the staff of the Company and Subsidiaries, and assumed thereby, to which the warranty contained in clause 8.1.(P).(iii) refers.

•                       the assumptions and calculation criteria used for allocating internal funds to cover the pension commitments affecting the staff of the Company and Subsidiaries and assumed thereby, to which the warranty contained in clause 8.1.(P).(iv) refers.

(b)                      To continue performing, after the Closing Date, the allocations corresponding to covering the commitments indicated in section (a) above which are not outsourced as of that date, and applying the assumptions and criteria indicated in such section (a) above.

(c)                       To ensure that the Company and/or Subsidiaries sign such instruments as are submitted thereto by the Sellers pursuant to clause 9.1.(iv) above.

In the event that the cost of the instruments submitted after the Closing Date is less than the internal funds allocated for such items on the outsourcing date, the Buyer undertakes to pay the Sellers (in proportion to their share in the Company on the date of this Agreement), for the higher Purchase Price, an amount equal to the resulting excess. Such amount must be paid through a bank transfer, in immediately available funds and with value date no later than the fifth Business Day after the date the Sellers have presented the instruments to the Buyer, to such checking account as the Sellers must indicate to the Buyer for that purpose, on the same date as the instruments are presented, for their amount in Euros net of expenses and fees as well as of all tax withholdings.

(viii)              Regarding the coverage of retirement contingencies or similar situations, invalidity and/or death, deriving both from the corresponding collective agreements and the employment regulation processes (ERES), the Buyer undertakes to ensure that Viesgo Distribución and Viesgo Generación completely fulfill the agreement signed in this regard with Endesa, S.A. and Endesa Generación, which is attached as Appendix 9.2.(viii), by virtue of which, in order that the latter two companies may perform the corresponding reductions in the Corporate Tax bases, the former two companies have committed to report, regarding the aforementioned coverages, that during the immediately preceding year they have met the conditions required by the general Corporate Tax regulation to be considered as deductible.

This communication will be issued in accordance with the terms set forth in the aforementioned agreement attached as Appendix 9.2.(viii), which the Buyer warrants in full knowledge. To this end, the Buyer, along with Viesgo Generación and Viesgo Distribución, jointly and severally guarantees fulfillment of this obligation to communicate, and is jointly and severally bound with these companies to repair the damage and losses provided for in the aforementioned agreement.

Notwithstanding the provisions set forth in the two preceding paragraphs, the aforementioned agreement, which is attached as Appendix 9.2.(viii), provides that in the event that an express ruling is obtained from the General Tax Office fully ratifying the criteria set forth in statement 12 of the agreement attached as Appendix 9.2.(viii), such agreement shall be rendered invalid, in which case it is expressly agreed that the commitment assumed by the Buyer by virtue of this clause 9.2.(viii) shall be replaced by the commitment provided for in clause 9.2.(ix) thereafter.

(ix)                      If an express ruling is obtained from the General Tax Office fully ratifying the criteria set forth in statement 12 of the agreement attached as Appendix 9.2.(viii), i.e., that the future deductibility of the expenses corresponds entirely to Viesgo Generación and Viesgo Distribución:

•                               the Agreement attached as Appendix 9.2. (viii) shall be invalidated except as provided for in the following paragraphs with regard to obligations to report information; and

•                               The Buyer undertakes to pay to the Sellers each fiscal year (in proportion to their share in the Company on the date of this Agreement), for the higher Purchase Price, an amount equal to 35 percent of the downward adjustments (hereinafter, the “Downward Adjustments”) to the Corporate Tax basis of Viesgo Distribución and Viesgo Generación for the immediately preceding fiscal year, for the items set forth in clause II of the agreement attached as Appendix 9.2.(viii), with such payment commitment to be maintained until the total value of the Downward Adjustments exceeds the total adjustments set forth in the aforementioned clause II. Notwithstanding the above, if during any fiscal year the Corporate Tax basis of Viesgo Generación or Viesgo Distribución is negative (i) before making the Downward Adjustment, or (ii) as a result of making the Downward Adjustment, the obligation to pay the amount corresponding to such Downward Adjustment, in case (i), or the amount of such Downward Adjustment that exceeds the tax basis before it is made, in case (ii), shall be deferred until the fiscal year when it is effectively used by the corresponding corporation.

Such amounts must be paid to the Sellers, prorated for their ownership interest in the Company, within five days after the 25 days following the six months after the close of each fiscal year, in the corresponding amount, by bank transfer in immediately available funds and with value date no later than the fifth Business Day after the date ending the period legally established for submitting the Corporate Tax return for Viesgo Distribución and Viesgo Generación for such prior fiscal year, for the amount in Euros net of expenses and fees as well as any tax withholdings. To this end, before the end of the aforementioned legal period for submitting the Corporate Tax return, the Sellers must provide notification of the checking accounts to which the payments are to be made.

In order that the Sellers may verify proper settlement of the amounts they are entitled to collect pursuant to this clause 9.2.(ix), the Buyer is required to communicate to the Sellers the information set forth in clause II of the agreement attached as Appendix 9.2.(viii), with the content and within the deadlines set forth therein, expressly granting the Sellers the right to verify the information contained in clause III of the aforementioned agreement.

10.                     INDEMNITY

10.1              Sellers shall be jointly liable to Buyer for solely those damages that presume a decrease in net worth of the Company and Subsidiaries, that are a direct consequence of the lack of truthfulness in the statements and guarantees made in Clause 8, noncompliance with the obligations established in Clause 5.1 or claims by third parties against Viesgo Distribución under the scope of Article 259 of the Corporations Law in relation to the division of Electra de Viesgo I, S.A. in favor of Electra de Viesgo II, S.A. according to the division document issued before the Notary of Burgos, Mr. José María de Prada Díez on December 17, 1999, under No. 3,767 of his records, which led to entry 12 on the corporate records of Electra de Viesgo I, S.A.; Buyer does not, in any event, have to the right to indemnification for damages caused in relation to events or circumstances revealed to Buyer or known thereto by reason of documents or reports specifically cited in this Agreement.

10.2              The indemnity obligation contemplated herein shall remain in effect:

(i)                           For a period of two years, as of the Closing Date for damages that are a consequence of the lack of truthfulness of the statements and guarantees made in Clause 8.1.(W);

(ii)                        During the period of the statute of limitations plus sixty days for damages originating in the inaccuracy of statements regarding tax and/or Social Security aspects;

(iii)                     For the legal period in relation to valid ownership, encumbrances or other rights related to the Interests; and

(iv)                    For a period of one year as of the Closing Date for the remainder.

10.3              Buyer may not submit claims to Sellers under this Agreement whose amount is less than € 100,000 and those so excluded shall not be calculated for purposes of the deductible provided in Clause 10.4 below. For these purposes, all claims deriving from one and the same cause are considered one single claim.

10.4              The obligation to indemnify Buyer shall apply solely in the case of claims against Sellers, the total amount whereof exceeds 0.5% of the Purchase Price. Sellers shall therefore be liable only for amounts in excess thereof.

10.5              The maximum indemnity to be paid by Sellers shall be limited to 15% of the Purchase Price.

Nonetheless, damages originating in the inaccuracy of statements related to the ownership of the Interests and the absence of encumbrances thereon shall not be calculated for purposes of the maximum indemnity limit and shall be indemnified in full by Sellers, with the sole limit of the Purchase Price.

10.6              Sellers’ Rights.

10.6.1                 The provisions of any other clause herein notwithstanding, there shall be no obligation whatsoever to indemnify Sellers:

(a)                        With respect to those claims that Buyer may have submitted after the periods cited in Paragraph 10.2 for each of the cases mentioned therein have elapsed.

(b)                       With respect to third-party claims that were not satisfied or that did not result in actual damage to net worth for the Company or the Subsidiaries that was indemnifiable in accordance with the provisions of this clause.

(c)                        With respect to claims for which a specific reserve has been recorded, in terms of accounting, on the Financial Statements for the item causing the claim, and up to the amount of such reserve;

(d)                       With respect to damages that would not have occurred if not for:

•                      Actions or omissions by Buyer, the Company or the Subsidiaries with the participation in or knowledge of the adoption on the part of the Buyer, or Directors, managers or employees designated by the latter,

•                      The entry into effect or adoption, after this day, of any legal provision, decree, order, regulation or decision or administrative practice or amendment to the existing ones,

•                      The amendment by Buyer of the accounting policies or practices of the Company or Subsidiaries;

(e)                        With respect to damages that may result from a price adjustment by reason of the provisions of any of the clauses of the present Agreement.

10.6.2                 If, pending payment of an indemnity to Sellers in conformity herewith, Buyer, the Company or Subsidiaries collects (whether by payment, discount, credit, offset or otherwise) or may have a right to collect from a third party a sum in relation to the damage that resulted in said claim, Buyer shall take or permit the Company or Subsidiaries, as applicable, to take the precise measures to demand such collection, before demanding payment from Sellers, and shall keep Sellers duly informed with regard to the rights and collections made by it, and they shall be taken into consideration in order to reduce the amount of the claim against Sellers.

10.7              The Parties agree that any payment or indemnity paid by Sellers to Buyer under the provisions hereof shall be considered a reduction in the Purchase Price.

11.                     CLAIMS AND PROCEDURES

11.1              Third-Party Claims against the Company or Subsidiaries

In the case of third-party claims against the Company or Subsidiaries that may result in an indemnification by Sellers under the scope of Clause 10 above, Buyer shall notify Sellers of the filing of such claim as soon as it becomes aware thereof, and in any event, within the first half of the period legally established for response to said claim. Sellers shall have the right, but not the obligation, to manage the proceedings that may result from such claims, without prejudice to permitting Buyer and its consultants an active role in such matters.

During the second half of the legal period for response to the claim, Sellers shall notify Buyer of their decision regarding management of the defense.

If the Sellers decide to direct the defense, the Buyer agrees (i) to take the necessary measures so that the Company and/or the Subsidiaries will grant sufficient powers to the Sellers or the persons designated by the Sellers, (ii) to provide them with all information and documents necessary for the defense, (iii) to cooperate in good faith with the Sellers in all matters connected with the defense, (iv) that it will not take any action with respect to the claim that might be in conflict with the defense assumed by the Sellers or that might harm that defense and (v) to take the measures requested by the Sellers in connection with the defense. All costs and expenses incurred by the Buyer or the Grupo Viesgo, at the request of the Sellers, in the defense of said claims shall be payable by the Sellers.

If the Sellers decide not to direct the defense of the claim, the defense shall be the responsibility of the Buyer. The Buyer shall not accept any responsibility for such claim, nor will it reach any settlement agreement without the advance consent of the Sellers.

In the event of claims from third parties, the Sellers shall indemnify the Buyer only if the Company or the subsidiaries have suffered damages as a result of the final and unappealable settlement, judgment or decision in connection with such claims, and in the amount determined in such decisions.

The Buyer agrees to cooperate diligently and in good faith with the Sellers to minimize any damage that might be caused by the claim from the third party.

If the Buyer fails to perform its obligations of timely notice and advance information in this clause 11.1, and in 11.2 below, the Sellers shall be released from their obligation to indemnify under clause 10, only insofar as such delay harms the right of defense of the Sellers and only in the amount of the loss caused to the Sellers.

11.2 Claims from buyer not entailing cause of claims from third parties

If the Buyer believes that the Company has suffered damage as a result of an inaccurate representation of the Sellers, it shall communicate that circumstance to the Sellers and the amount of such damage, within 30 days following the date on which it learns of such circumstance. Such notice must include a description of the nature, substance and amount of the claim and a copy of the documentation connected with it, so that the Sellers will be able to evaluate such claim properly. The Sellers shall have 30 days from the receipt of such communication in which to reject or accept the claim that has been made. During the next 30 days, the Sellers and the Buyer shall in good faith negotiate a solution to the dispute that has arisen.

If the Sellers do not communicate their position on the claim within the aforementioned time limit, it shall be understood that they are rejecting it.

If there is no agreement between the parties about the existence or nonexistence of the damage, or about its amount, the discrepancy shall be resolved pursuant to the provisions of clause 15.

The Sellers shall bear a compensation obligation only for damage whose existence or amount they have accepted, or damage that has been declared through the procedure indicated in clause 15 and in the amount declared there, in accordance with the provisions of this clause and in the previous clauses.

11.3 Common Provisions

11.3.1                              If compensation is actually claimable by the Buyer from the Sellers pursuant to this Agreement, the Sellers shall pay the amount of the damage directly to the Buyer in the value that is necessary to put the Company back into the asset position that it would be in if the inaccurate representation and warranty that gave rise to the damage had been correct.

11.3.2                              Any compensation that is payable by the Sellers under this Agreement shall be reduced by any tax effect that the claim or loss that gave rise to it would have actually had for the Company or the Subsidiaries.

12. ASSIGNMENT

The Parties may assign this Agreement to any entity of the same group as the group to which the assigning party belongs with the advance, written consent of the other Party, which may not be unreasonably denied, and provided that, simultaneously, the assigning party jointly and severally guarantees the performance of the obligations derived from this Agreement by the assignee.

13. CONFIDENTIALITY

Both Parties agree to maintain confidentiality and not to disclose to third parties the transaction that is the subject of this Agreement, or its existence or contents, except when that is necessary to meet the requirements of applicable laws and specifically the rules and regulations of any Securities Exchange on which the shares of either Party, or any company of the groups to which either Party belongs, are listed.

The Buyer agrees to maintain the confidentiality of the information provided by the Sellers without disclosing it to third parties, up until the Closing Date, and to obtain the same commitment from its employees and advisors who participate in the Sale Process.

However, if, for any reason, the transfer of the Interests does not occur, the confidentiality obligation shall be indefinite, and the Buyer must return to the Sellers all the documents and information to which it has had access, including copies and, if applicable, destruction, of the information to which it has had access on any medium, in connection with this transaction.

In any event, the effectiveness of the Confidentiality Agreement signed between the Buyer and Endesa, S.A. on May 15, 2001 is confirmed on its own terms.

14.                   MISCELLANEOUS CLAUSES

14.1            Expenses and Taxes

Whether or not the transactions set forth in this Agreement are consummated, the expenses connected with them shall be paid by the Party that incurred them, including the fees and disbursements of its respective legal and financial advisors. Any taxes assessed on this Agreement and the purchase/sale of the Interests set forth herein shall be paid by the parties, pursuant to law.

The costs of the notary public before whom the purchase/sale is executed shall be paid by the Parties in halves.

14.2            Cooperation

The Parties shall cooperate mutually in conducting the transactions set forth in this Agreement and in delivering all the documents and instruments that are considered reasonably necessary or useful by any of the Parties.

14.3            Notices

Any notice, application, request or other communication to be given by either Party to this Agreement shall be addressed to the other Party at the addresses and to the attention of the representative person who is indicated below, or to any other addresses and/or persons that one Party may indicate at any time to the other.

All notices, applications, requests or communications shall be submitted by any written means that provide certainty of their receipt.

The parties agree on the following addresses and numbers for making the communications (or any others that each party indicates to the other for these purposes during the effective term of this Agreement):

To the Buyer:
Attn.: Mr. Mario Barozzi
Manager of Strategy, Planning and Development
ENEL
Viale Regina Margherita 137
00198 Rome (Italy)
Fax: 39 06 8509 2352

C/c: Mr. Salvatore Cardillo
Manager of Legal Counsel
ENEL
Viale Regina Margherita 137

00198 Rome (Italy)
Fax:  39 06 85092042

To the Sellers:
Attn. Mr. Luis Rivera Novo

General Manager of Planning and Media

Endesa

Príncipe de Vergara, 187

28002 Madrid

Fax: +34.91.213.99.67

c/c:                             Mr. Francisco de Borja Acha Besga.

Corporate Manager of Legal Counsel

Endesa

Príncipe de Vergara, 187

28002 Madrid

Fax: +34.91.213.96.60

14.4            Full Agreement; Amendments

This Agreement contains the full agreement between the Parties with respect to the subject of the agreement and replaces all other contracts or agreements made between the Parties in relation to the transaction stipulated here, which shall therefore cease to be valid or effective as of the date of this Agreement except for the aforementioned Confidentiality Agreement, which shall continue to exist in accordance with its own terms. In the event of conflict between the two documents, this Agreement shall prevail.

14.5            Counterparts

This Agreement shall be formalized in two counterparts, one for the Sellers and the other for the Buyer. Each counterpart shall be considered an original.

14.6            Language

This Agreement shall be formalized in Spanish, even though some of its Appendices are written in English.

14.7          Nonexistence of Waiver

Failure by one of the Parties to exercise any right derived from this Agreement shall not be interpreted as a waiver of such right by that Party.

15.                   APPLICABLE LAW AND DISPUTE RESOLUTION

This Agreement and any dispute that might arise from it shall be subject to the laws of Spain.

All disagreements deriving from this Agreement or connected with it shall be resolved permanently in accordance with the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed pursuant to those Rules. The location of the arbitration shall be Madrid and the language of the arbitration shall be Spanish. Any document may be presented to the arbitrators in its original language however the arbitrators may request a translation of it into Spanish, and the cost of the translation shall be payable by the Party that submitted the document in a language other than English.

The Parties also expressly certify their agreement to comply with the arbitral award that is issued.

[The rest of this page is left deliberately blank]

AND IN WITNESS WHEREOF, the Parties sign this Agreement and its Appendices in two identical counterparts, one for the Buyer (issued as to the Agreement on 44 pages of plain paper written on one side only and numbered consecutively from 1 to 44, and as to the Appendices on 2,157 pages of class 8 stamped paper of the State, written only on the reverse numbered from OF8366504 to OF8368649; from OF7452292 to OF7452300; OF7452301 and OF7452303; all inclusive) and one for the Sellers (issued as to the Agreement, on 44 pages of plain paper written on one side only and numbered consecutively from 1 to 44,  and as to the Appendices, on 2,157 pages of class 8 stamped paper of the State, written only on the reverse, numbered from OF7452285 to OF7452281; OF7451950; OF7451949; from OF7452279 to OF7450501 (except: OF7452276, OF7452270, OF7452265, OF7452255, OF7452252, OF7452242, OF7452202, OF7452171, OF7452129, OF7452091, OF7452088, OF7452043, OF7452007, OF7452000, OF7451966, OF7451951, OF7451950, OF7451949, OF7451948, OF7451903, OF7451880, OF7451875, OF7451871, OF7451832, OF7451763, OF7451722, OF7451713, OF7451679, OF7451668, OF7451651, OF7451617, OF7451563, OF7451514, OF7451478, OF7451448, OF7451445, OF7451409, OF7451390, OF7451379, OF7451350, OF7451309, OF7451258, OF7451195, OF7451193, OF7451141, OF7451118, OF7451084, OF7451041, OF7451005, OF7451000, OF7450966, OF7450913, OF7450910, OF7450907, OF7450899, OF7450896, OF7450884, OF7450852, OF7450807, OF7450756, OF7450714, OF7450664, OF7450637 and OF7450572); from OF7453001 to OF7453067; OF7452302; and from OF7453068 to OF7453434; all inclusive), for a single purpose, on the date indicated in the heading.

SIGNED on behalf of and representing ENDESA, S.A.

SIGNED on behalf of and representing ENDESA GENERACIÓN, S.A.

SIGNED on behalf of and representing ENDESA DISTRIBUCIÓN, S.A.

SIGNED on behalf of and representing ENEL S.p.A.

CLAUSES – TABLE OF CONTENTS

1. DEFINITIONS
2. SHARE PURCHASE
3. CONDITIONS PRECEDENT
4. PURCHASE PRICE
4.1	PURCHASE PRICE
4.2	ADVANCE
4.3	FORM OF PAYMENT
4.4	CLOSING ADJUSTMENT
5. EVENTS BETWEEN AGREEMENT DATE AND CLOSING DATE
5.1

BETWEEN THE DATES THIS AGREEMENT IS SIGNED AND THE CLOSING DATE, THE SELLERS AGREE THAT THE COMPANIES THAT MAKE UP THE GRUPO VIESGO WILL NOT PERFORM ANY TRANSACTION OUTSIDE THE ORDINARY COURSE OF THEIR BUSINESS.

6. CLOSING
7. TERMINATION
8. REPRESENTATIONS AND WARRANTIES
9. OTHER COMMITMENTS BY THE PARTIES
9.1	THE SELLERS
9.2	THE BUYER
10. INDEMNITY
11. CLAIMS AND PROCEDURES
11.1	THIRD-PARTY CLAIMS AGAINST THE COMPANY OR SUBSIDIARIES
11.2	CLAIMS FROM BUYER NOT ENTAILING CAUSE OF CLAIMS FROM THIRD PARTIES
12. ASSIGNMENT
13. CONFIDENTIALITY
14. MISCELLANEUS CLAUSES
14.1	EXPENSES AND TAXES
14.2	COOPERATION
14.3	NOTICES
14.4	FULL AGREEMENT; AMENDMENTS
14.5	COUNTERPARTS
14.6	LANGUAGE
14.7	NONEXISTENCE OF WAIVER

15. APPLICABLE LAW AND DISPUTE RESOLUTION

2